Exhibit 10.1

Equity Transfer Agreement
(English Translation)

May 22, 2008

THIS EQUITY TRANSFER AGREEMENT (the “Agreement”) is made and entered into on May 22, 2008 (the “Execution Date”) in Beijing of China BY AND AMONG

Transferer : Beijing Marine Communication & Navigation Company (“MCN”)

AND

Transferee: Beijing Peking University ChinaFront High Technology Co., Ltd. (“PKU”)

Company: China TranWiseway Information Technology Co., Ltd. (“China TranWiseway” or the “Company”)

WHEREAS:
1.	China TranWiseway is a limited liability company duly incorporated and existing under the Company Law of the People’s Republic of China (“China”), and other relevant laws and regulations of China.

2.
MCN, Xu Wang and Tieying Zhao are the existing shareholders of the Company, who invest in the Company RMB 2.5 million, RMB 400,000, RMB 100,000, holding 83.33û, 13.34û and 3.33% of the shares of the Company, respectively.

3.
PKU has entered into an equity transfer agent with Xu Wang and Tieying Zhao on May 9, 2008 to purchase 13.34% and 3.33% of the equity ownership of the Company held by Xu Wang and Tieying Zhao, respectively.

4.	PKU has determined to purchase 53.33% of the equity ownership of the Company held by MCN, in accordance with the terms and conditions of the Agreement. (“Equity Transfer”)

NOW THEREFORE, the Parties, on the basis of equality and mutual benefit and in accordance with the Law of China On Chinese-Foreign Contractual Joint Ventures, the Company Law of China and other relevant laws and regulations of China, have made and entered into the Agreement with respect to the Equity Transfer, under which the Parties hereby agree as follows:

Article 1
Equity Transfer

1.1	Equity transfer

1.1.1
The Parties agree that PKU will purchase 53.33% of the Company’s shares at a purchase price of RMB 2.5 million (“Equity Transfer Payment”) in accordance with the terms and conditions set forth in this Agreement.

1.1.2	The Parties agree that upon the Equity Transfer, the capital subscription in registered capital by the shareholders and their respective share proportions shall be as follows:

Name of Shareholders	Capital subscription in registered capital(unit: RMB)	Share proportion

PKU	2,100,000	70%
MCN	900,000	30%
Total	3,000,000	100%

Article 2
Payment of the Equity Transfer

2.1
MCN and the Company agree to be subject to the terms and conditions set forth in the Agreement with respect to the Equity Transfer hereunder and arrange the same agent to handle the necessary filing and registration of Equity Transfer with the Administration for Industry and Commerce. The Parties agree to do their best to sign the necessary legal documents required by, including but not limited to, commerce authorities and administrations for industry and commerce at any time so as to fulfill the filing and registration of the Equity Transfer as soon as possible.

2.2
Upon the execution of the Agreement, PKU is entitled to appoint a CFO of the Company. The official seal of the Company, contract seal and appropriative finance seal shall be kept by the CFO appointed by PKU, and the private seal of the legal representative by the existing financial assistant.

2.3	The Company and the MCN shall take all necessary measures to demand the account receivables listed in Exhibit II be paid off as soon as possible.

2.4	MCN shall issue the written notice for Equity Transfer Payment to PKU before each installment, in which details about designated payment account shall be specified.

2.5	PKU shall pay the Equity Transfer Payment to MCN according to the following schedule:

(1)	PKU shall pay 30% to the Transferer of the Equity Transfer Payment, i.e., RMB 750,000 yuan, in five (5) business days since the Execution Date;

(2)
PKU shall pay other 70% of the Equity Transfer Payment, i.e., RMB 1,750,000 yuan, in five (5) business days following the date of completion of alteration registration with the relevant Administration of Industry and Commerce.

Article 3
Representation and Warranties of PKU

3.1
PKU’s legal status and capacity. PKU has the full power, rights and capacities for execution, delivery and performance of the Agreement, and can act as the subject of litigation. PKU’s execution and performance of the Agreement shall not violate any relevant laws and regulations or government order, nor breach any contract or agreement binding upon PKU or its assets thereof.

3.2
Legality of the Equity Transfer Payments. PKU hereby warrants that its Equity Transfer Payment for acquiring the Transferer’ equity interests in the Company are legal, and PKU has full power and capacity to make the Equity Transfer Payment to the Transferer subject to the terms and conditions of the Agreement.

Article 4
Representation and Warranties of the Company and Transferers

Unless disclosed to PKU in written form, the Company and the MCN hereby represent and warrant to PKU with respect to the following events as at or prior to the Execution Date of the Agreement:

4.1.
Authorization. Each of the MCN and the Company has the requisite power and authority to enter into this Agreement and carry out its obligations hereunder. The Agreement shall be binding upon the MCN and the Company.

4.2.
No Conflict. The execution and performance of the Agreement shall not breach, conflict with the articles of association of the Company or other bylaws of its organization rules, nor violate any mandatory stipulations of China’s laws and regulations; all MCN and the Company have acquired all requisite consent or authority in respect of the transactions hereunder from a third party.

4.3.	Duly existing. The Company is a limited liability company duly incorporated and existing under the laws of China.

4.4.
Investment. The Company does not invest in or operate, including but not limited to its subsidiaries, branch companies, representative offices or branches; or any other entity controlled directly or indirectly by the Company or any other entity in which the Company holds shares.

4.5.
Financial statement. The financial statement (including balance sheet, profit & loss statement and cash flow statement) in Exhibit I fairly, completely and accurately represents the operations and financial position and results of the Company as of April 30, 2008. The Company’s financial records and books are prepared in accordance with China’s laws and PRC GAAP.

4.6.
Undisclosed liabilities. Except for the liabilities that are generated from Company’s ordinary course of business (which will not materially affect any shareholders and the Company), the Company does not have any other liabilities that are not disclosed in the Balance Sheet, and the Company has never furnished others with security of guaranty or has assets with any pledge, mortgage or any other security right.

4.7.
Capital structure. The share structure of registered capital of the Company in the articles of association of the Company and its amendment with filing and registration with the Administration for Industry and Commerce comply with the articles of association and its amendments provided by the MCN to PKU (information about share structure is set forth in Item 4.7 of Disclosure List ), which represents the complete and accurate capital structure of the Company prior to the Equity Transfer. Except for the above shares, the Company has never promised to anybody in any form or issued any other securities, shares, bonds or options, or any other same or similar shares.

4.8.
No Change. From the Balance Sheet Date (April 30, 2008) to the Execution Date (May 22, 2008) of the Agreement, unless otherwise specified in the Agreement or disclosed in Item 4.8 of Disclosure List by MCN and the Company which shall be approved by PKU in written form, the Company does not:

4.8.1	repay the liabilities in advance;

4.8.2	furnish others with security of guaranty or have assets with any mortgage, deliver of pledge or any other security right;

4.8.3	exempt its creditor’s rights upon others or waive its rights of claim;

4.8.4	revise any existing contracts or agreements;

4.8.5
give bonus to any management, director, employee, sales representative, agent or adviser or increase their income in any other form, nor raise the salaries of the five persons with the best salary in the Company and CEO, President, COO and CFO by 10% within twelve months;

4.8.6	suffer any loss (whether or not has bought the insurance), or deteriorate relationship with suppliers, customers or employees, which may lead to adverse impact on the Company;

4.8.7	change the method of accounting calculation, accounting policy or principles or rules and regulations of financial accounting of the Company;

4.8.8	transfer or authorize others to use the intellectual property of the Company except in the Company’s normal business activities;

4.8.9	have material change with regard to conventional sales or accounting method, employing policy or rules and regulations;

4.8.10	have materially adverse change regarding the Company’s financial position; or have other transactions rather than the regular business and give rise to responsibilities;

4.8.11
make any resolution by shareholders’ meeting or board resolutions which are different from those discussing routine matters at annual general meeting, excluding those made particularly for the performance of the Agreement;

4.8.12	declare, pay, or is to declare, pay, cause any dividends, bonus or dividends paid to shareholders in any other form;

4.8.13
(i) sell, mortgage, pledge, lease, transfer or dispose beyond its normal business scope the assets whose transaction amount reaches over RMB 30,000, (ii) dispose any fixed asset or approve the disposal of its fixed asset by others, give up the control over the assets of the Company, enter into any contract which may result in the fixed assets expenditure, or give rise to any other obligations; (iii) have any expenditure over RMB 30,000 beyond its normal business scope or purchase any tangible or intangible assets (including the share equity investment in any company);

4.8.14	have any transaction or action not belonging to its ordinary course of business; or

4.8.15	have any action or omission which may lead to the above events.

4.9	Tax Matters. The Company has had filed all the tax registrations required by the laws and regulations, and has paid all the taxes due.

4.10	Assets. The Company has the full power and right to own and use all their fixed assets and intangible assets. Details are set forth in Item 4.10 of Disclosure List.

4.11	Real Property. The Company does not own or lease any real property.

4.12
Contracts. MCN and the Company hereby warrant that each of the counterparts of agreements shall be executed as the original; that the Company does not have any of the following contracts, agreements or documents binding upon the Company or to which the Company is a party, or violate the terms and conditions or obligations of such contracts, agreements or documents, which:

4.12.1	are not made in the ordinary course of business;

4.12.2	are not concluded on a fair base;

4.12.3	result in the Company’s loss or prejudice to the Company’s benefit;

4.12.4	cannot be implemented with reasonable efforts and expenditure; or

4.12.5	limit the Company’s free operation activities.

4.13
Intellectual property. Unless otherwise disclosed in Item 4.13 of Disclosure List, the Company has the legal title of or rights to use all the intellectual properties being used by the Company (including but not limited to patent, trademark, copyright, know-how, domain name and business secret, etc.), and the Company has acquired all the necessary authorization or license of the intellectual property with regard to a third party’s intellectual property during its operation (including but not limited to the intellectual property license for the services with regard to providing value-added services). The Company does not infringe upon others’ intellectual property rights, business secret, know-how or similar rights, and is not involved in any claim for compensation, dispute or proceedings, which remain unresolved or may occur, against the Company due to the infringement upon any third party’s intellectual property rights, business secret, know-how or similar rights. The Company has officially registered its trademark, patent, software copyright and domain name with relevant authorities.

4.14
Litigation. The Company is not subject to any of the following events which may bring materially adverse impact on the Company, or have negative impact on the execution, validity and enforceability of the Agreement and the Equity Transfer thereof, whether it is implemented, remain unresolved or may occur:

4.14.1	penalty, ban or order against the Company by any government authorities;

4.14.2	proceedings or dispute against the Company such as civil, criminal and administrative actions and arbitration, etc.

4.15
Legal Compliance. The Company’s current operation is in full compliance with the existing laws and regulations, rules and other provisions by relevant administrations of China (collectively “Laws and Regulations”), and the Company does not breach any of such Laws and Regulations which may lead to materially adverse impact on the Company’s operation or its assets.

4.16	Employees.

Unless otherwise disclosed in Item 4.16 of Disclosure List,

4.16.1	all the employees of the Company abide by relevant applicable labor laws;

4.16.2	there are not any labor disputes or potential labor disputes between the Company and its employees and former employees;

4.16.3	the Company does not have any overdue economic compensation, payable due to terminating the labor contracts, or similar obligation to pay the indemnity or compensation costs with regard to employment;

4.16.4
the Company has fully paid and/or withheld employees’ social insurance or welfares in accordance with relevant laws and regulations, including endowment insurance, housing fund, medical insurance, unemployment insurance and other payable insurance or welfare as per relevant laws and the agreements, and therefore does not have any existing or potential disputes concerning such social insurance and welfares.

4.17	Special representation and warranties of MCN and the Company. In addition to the general representation and warranties aforesaid, MCN and the Company further represent and warrant that:

4.17.1
all the documents including account books, records of equity changes, financial statement and other records of the Company have been kept complying with business rules and controlled by the Company, and all the principal transactions in connection with the Company’s operation have been recorded in an accurate and regular way;

4.17.2
as of the date when MCN transfers all legal and financial documents to PKU (the “Transfer Date”), all the documents of the Company including the minutes of board meetings and meetings of shareholders’ conference and shareholder list have been kept safely, in which all necessary events required by such documents are recorded completely and accurately;

4.17.3
as of the Balance Sheet Date, (1) except for the normal operation, there are no events giving rise to advanced debt maturity; (2) except for the normal operation, there are no any assets of the Company disposed or out of the Company’s control, and the Company does not reach any agreement which might give rise to additional expenditure, nor have any responsibility thereof;

4.17.4
the Company has submitted to tax authorities all required information; and up to the Execution Date of the Agreement, the Company does not have any disputes with tax authorities regarding tax responsibility or potential tax responsibility or tax incentives;

4.17.5	the Company has the financial documents for normal taxing and tax payment and all the necessary supporting documents for tax incentives with the approval by relevant government departments; and

4.17.6
except for the employee benefit and social welfare insurance in accordance with the Labor Law of China and relevant provisions, the Company does not provide any other incumbent, retire or elderly welfares or insurance.

4.18
Real holder. The Transferer is the real holder of the equity interests in the Company, and upon the execution of the Agreement, there is no mortgage, pledge, security rights, lien, impediment or other limits in any form to the transferred equity, and the Transferer holds the equity interests only for its own sake in stead of proxy holding for any other third party.

4.19
Information disclosure. The representations and warranties and statements of fact made in this Agreement are, as applicable, accurate, correct and complete and do not contain any untrue material fact or omission to state any material fact.

4.20	The Company and the MCN shall make the above representations and warranties to PKU again on the Transfer Date, as the case may be.

Article 5
Governing Structure of the Company after the Equity Transfer

5.1.	After the close of the Equity Transfer, three (3) individual persons constitute the Board of Directors of the Company, two (2) are recommended by PKU and one (1) by MCN.

5.2.	Upon the Equity Transfer, the governing structure of the Company shall be carried out according to the Company Law of the People’s Republic of China.

Article 6
Further Guarantee of the Company and the Transferer

6.1
Corporation Management. During the period from the execution of the Agreement up to the alternation of registration with the Administration for Industry and Commerce accepted by the Parties, unless as is specified in the Agreement and the Exhibits to the Agreement or approved by PKU in written form, the MCN and the Company covenant that the Company will:

6.1.1.
be operating in a normal way. The Company will continue to maintain its relationship with customers so that the Company’s reputation and operation will not be materially adversely affected after the capital increase and the Equity Transfer;

6.1.2.
will not distribute bonus or declare dividends or repurchase shares, nor make any unusual transactions thus incurring unusual liabilities. Except for the ordinary course of business, the Company shall not repay the loan, or disburse trade payables in advance or delay;

6.1.3.	shall pay the account payables due and other liabilities in the ordinary course of business;

6.1.4.	shall perform the contracts, agreements or other documents in respect of the Company’s assets and business in a timely manner;

6.1.5.	shall not, except for the ordinary course of business, reconcile or waive, alter its request or other rights without the written approval by PKU;

6.1.6.	shall try its best to procure from competent authorities all permits and other approvals and consents necessary for its operation, so that the Company can maintain its legal operation;

6.1.7.	shall not separate, nor merger with any third party or acquire the assets or business of a third party;

6.1.8.	shall not breach the representation and warranties of the Agreement through action or omission;

6.1.9.	shall inform PKU of relevant events, facts, conditions, changes or other cases which have had or might have materially adverse impact on the Company in a timely manner;

6.1.10	shall handle the tax affairs of the Company as usual in full compliance with relevant laws and regulations of China.

6.2
Information collection. During the period from the execution of the Agreement up to the alternation of registration with the Administration for Industry and Commerce, MCN shall provide, at the reasonable request of PKU and its representatives, all relevant documents of the Company to PKU and its representatives during office hours, including but not limited to, provide all necessary accounts, records, contracts, technical documentation, personnel information, management situation and other documents to legal counsel, accountant and other representatives appointed by PKU; in order to assist PKU in reviewing the documents in respect of the Company’s properties, assets and business and those mentioned in the Agreement, MCN and the Company will permit PKU to meet or contact the customers and creditors of the Company. MCN and the Company agree that PKU have the full rights to conduct detailed due diligence investigations in respect of the Company’s financial position, asset conditions and operation status at any time prior to the Equity Transfer.

Article 7
Taxes

7.1
The Parties shall bear their respective taxes for the performance of the transactions contemplated by the Agreement pursuant to relevant laws and regulations, those not specified at the expense of the Company.

Article 8
Supplement, Modification, Amendment and Termination

8.1	After the execution of the Agreement, Supplemental Agreement may be made in writing upon mutual consent, which shall take effect upon due execution of the Parties hereto.

8.2	The Agreement may be modified or amended upon mutual consultation. Any modification or amendment to the Agreement shall be in writing, which shall take effect upon due execution of the Parties hereto.

8.3	Termination. The Agreement may be terminated as follows:

(1)	The Parties make written agreement to terminate the Agreement and define the effective date of termination;

(2)
One party shall inform the other party in writing of the termination of the Agreement at least ten (10) business days prior to the effective date of termination which shall be contained in the notification, in the event that:

(a)	the other party’s representation or warranties are found untrue or have material omission when made or on the Transfer Date;

(b)
the other party does not perform the terms, promises and obligations in accordance with the Agreement, and does not take effective remedial actions within ten (10) days upon receipt of written notification from the party.

(3)	Where the Equity Transfer set forth in Article 2 hereunder can not be performed within one (1) month as of the Transfer Date, PKU has the right to terminate the Agreement.

8.4	Validity of termination.

(1)	In the event that the Agreement is terminated as pursuant to any clause of Article 8.3, the Agreement shall be null and void;

(2)
Upon the termination of the Agreement, the Parties shall adhere to the principles of equity, fairness and credit and return to the other party the considerations obtained pursuant to the Agreement, trying their best to resume the initial state on execution of the Agreement;

(3)
Upon the termination of the Agreement, all the rights and obligations of the Parties under the Agreement shall be terminated, and one party shall not demand any claim compensation against the other party in respect of the Agreement and its termination, except the responsibilities set out in Article 10 of the Agreement.

Article 9
Defaults

9.1	Any breach of or failure to perform its representation, warranties, obligations or responsibilities by one party shall constitute the default.

9.2
Unless otherwise specified in the Agreement, in case of any other additional expenses, responsibilities or loss incurred to the other party due to the default of one party, the default party shall indemnify the innocent party for such expenses, responsibilities or losses (including but not limited to interests and counsel fees, paid or lost due to the default). The total amount of the indemnification the default party has to pay to the innocent party shall be equal to the loss due to such default action, and in addition, the default party shall pay the innocent party 20% of such loss due to the default above as penalty.

Article 10
Force Majeure

10.1
Any delay in or failure of performance by either party of all or any of their obligations under this Agreement shall not constitute a breach hereunder if, and to the extent that such delays or failures are caused by force majeure, provided that necessary remedial measures shall be taken to reduce the damage under proper condition.

10.2
The affected party shall inform the other party(ies) of the occurrence of force majeure in writing within three (3) business days after the occurrence of force majeure, and furnish the other party(ies) with descriptions of force majeure and proving documents issued by local competent notaries for such failure of or delay in performance of all or any of its obligations within fifteen (15) business days after the occurrence of the force majeure. It is up to the Parties to determine whether to terminate the Agreement, or partially exempt the performance of the Agreement, or prolong the performance of the Agreement. In the event that the Parties can not reach an agreement within sixty (60) days after the occurrence of force majeure or events, the party affected by force majeure or events has the full right to terminate the Agreement, and any party shall not be liable for the loss caused to other party(ies) thereof.

10.3
The force majeure means objective events or circumstances, unpredictable, unavoidable and uncontrollable, which includes earthquake, typhoon, flood, fire, war and other unpredictable, unavoidable and uncontrollable events, and change of any laws, rules and regulations, promulgation of new laws, rules and regulations, or any government act leading to direct influence on the performance of the Agreement or failure to perform the terms and conditions hereunder.

Article 11
Applicable Law and Dispute Settlement

11.1
The execution, validity, interpretation, performance and dispute settlement hereunder shall be governed by and construed in accordance with the laws of China. In case of certain items in respect of the Agreement not stipulated in promulgated laws and regulations of China, such items shall be construed and performed in accordance of generally accepted international business practice in compliance with the laws and regulations of China.

11.2
Any dispute arising out of the performance of the Agreement or in connection with the Agreement shall be settled via friendly consultation. In case of any dispute failing friendly settlement within fifteen (15) days after the dispute, either party may submit such dispute to Beijing Arbitration Commission for arbitration as per the prevailing rules and procedures. The arbitration shall be performed in Beijing. The arbitration award shall be final and binding upon all the parties.

11.3	During the arbitration, the Parties shall have the remaining rights under the Agreement and continue to perform their respective obligations hereunder.

Article 12
Notice and Delivery

12.1
Any effective notice or other communication relating to the Agreement between the Parties (“Notice”) shall be in writing (including fax and e-mail) and posted, sent by courier or addressed to that notified party at the address or telephone number hereunder with the name of attention on the Notice.

PKU
Attn.: Shudong Xia
Addr: Room717, E-Wing Center, No.113, Zhichun Road, Haidian District, Beijing
Post code: 100086
Tel: 82671299 ext. 8007

The Company & MCN
Attn.:
Addr:
Post code:
Tel:

12.2	The service time for the Notice shall be determined by the following:

12.2.1
the Notice shall be deemed to have been received if it is personally delivered or sent by courier and the notified party issues the receipt; those without the notified party’s receipt shall not be deemed to have been duly served on;

12.2.2
the Notice, which can be sent by post and shall be delivered through registered express or EMS, shall be deemed to have been received by the notified party on the seventh day after the date of dispatch;

12.2.3	the Notice is deemed as given upon the date on the receipt of fax notice or e-mail.

12.3
In case of any change of the above address or telephone number of either party (hereinafter referred to as “Change Party”), the Change Party shall notify other parties within seven (7) days after the change. Where the Change Party does not notify other parties of such change in a timely way, it shall afford any loss or damages incurred to other parties thereof.

Article 13
Information Disclosure

13.1
Unless otherwise specified in the Agreement, the terms and conditions hereunder in respect of Equity Transfer (including all terms and conditions hereunder, the Exhibits and any other relevant documents relating to investment) are confidential and shall not be disclosed to any third party. If required by relevant laws, the disclosing party shall discuss with the other party the disclosure and submission of relevant information within reasonable time prior to the disclosure and submission, and where the third party requests such disclosure and submission, the third party shall keep the information as confidential as it can, after the Equity Transfer is performed, the Parties may not be restricted by the fact that such disclosure shall only be made to a third party.

Article 14
Miscellaneous

14.1
The supplementary exhibits to the Agreement are integral part of the Agreement, and shall have the same legal binding force with the Agreement; in case of discrepancy between the exhibits and the text of the Agreement, the text of the Agreement shall prevail.

14.2
In case any provision under the Agreement and the exhibits is found invalid or not enforceable in accordance with applicable laws, such provision shall be deemed as non-existence from the beginning and the remaining provisions maintain effective; the Parties may define new provisions through consultation complying with the laws to bring about the original intention of such provision to the greatest extent.

14.3	The Agreement shall also be binding upon the successors and transferees of the Parties, and such successors and transferees may have and hold the shares hereunder.

PKU may assign and transfer its rights, shares and obligations hereunder to its affiliated companies, wholly-owned subsidiaries and holding company’s wholly-owned subsidiaries. In case of default of PKU or its transferee(s), PKU or its transferee(s) shall be jointly and severally liable.
Except for the aforesaid provisions, any party shall not assign or transfer any of its rights or obligations hereunder.

14.4
Unless otherwise specified in the Agreement, that one party does not perform or delay its performance of its rights, power and privilege does not constitute its waiver of such rights, power and privilege, and single or partial performance of such rights, power and privilege shall not prevent its performance of any other rights, power and privilege.

14.5	The Agreement shall be effective with the official seal and the signature by the legal representative or duly authorized representative of each party.

14.6	The Agreement is made in five (5) copies of equal validity with PKU holding two (2) copies, the other Parties one (1) copy each and one (1) copy for competent Administration for Industry and Commerce.

Transferer: Beijing Marine Communication & Navigation Company (Seal)

/s/ Hongyi Yang
Hongyi Yang
Authorized representative

Transferee: Beijing PKU ChinaFront Technology Co., Ltd.

/s/ Shudong Xia
Shudong Xia
Authorized representative

Company:

China TranWiseway Information Technology Co., Ltd

/s/ Yandong Zhang
Yandong Zhang
Authorized representative